Exhibit 99.2

NEWS RELEASE For Immediate Release	For additional information contact: Stephen R. Theroux Executive Vice President 603-863-0886

NEW HAMPSHIRE THRIFT BANCSHARES, INC.

ANNOUNCES EARNINGS FOR 2006

Newport, New Hampshire – January 19, 2007 – New Hampshire Thrift Bancshares, Inc. (Nasdaq: NHTB), the holding company for Lake Sunapee Bank, fsb, (the Bank) today reported consolidated net income for the year ended December 31, 2006 of $5,039,859, or $1.17 per share (fully diluted), compared to $5,524,288, or $1.29 per share (fully diluted), for the year ended December 31, 2005, a decrease of 8.77%. For the quarter ended December 31, 2006, NHTB recorded net income of $1,063,561, or $0.25 per share (fully diluted), compared to $1,602,620, or $0.38 per share (fully diluted), for the quarter ended December 31, 2005, a decrease of 33.64%. The Company’s returns on average assets and equity for the year ended December 31, 2006 were 0.75% and 11.04%, respectively, compared to 0.89% and 13.10%, respectively, in 2005.

The decrease in the amount of $484,429 and $539,059, respectively, in net income for the year and quarter ended December 31, 2006, reflects decreases of $1,301,490 and $744,736, respectively, in net interest and dividend income, due to continuing margin compression and a slowing housing market. The decrease in net income for the year and quarter ended December 31, 2006, was also caused by increases of $1,563,529 and $472,288, respectively, in noninterest expense, which occurred as the Bank absorbed a full year of expenses associated with the opening of four new branch offices during the past one and one half years. Increases in noninterest income for the year and quarter ended December 31, 2006, in the amount of $1,763,675 and $326,426, respectively, due to increases in customer service fees, helped to partially offset the decrease in net income. For the year and quarter ended December 31, 2006, the Bank’s total loan originations decreased by 25.74% to $184,458,739, and 39.02% to $37,932,333, respectively, reflecting a slowing housing market. The Bank’s interest rate margin as of December 31, 2006 was 3.09%, compared to 3.56% as of December 31, 2005, a decrease of 13.20%.

During December 2006, the Bank opened its eighteenth branch office, located in Milford, NH, with plans to open its nineteenth branch office to be located in Hanover, NH during the first quarter of 2007.

Total assets increased $21,852,349, or 3.36%, to $672,031,030 at December 31, 2006 from $650,178,681 at December 31, 2005. Loans outstanding increased $29,068,461, or 6.25%, to $494,482,297 at December 31, 2006 from $465,413,836 at December 31, 2005. The Bank’s loan servicing portfolio stood at $300,019,470 at December 31, 2006 compared to $304,276,740 at December 31, 2005. Non-performing assets as a percentage of total assets remain strong at 0.11% as of December 31, 2006, compared to 0.04% at December 31, 2005. Advances from the Federal Home Loan Bank (FHLB) increased by $20,000,000 from December 31, 2005, to $120,000,000 at December 31, 2006, as the Bank utilized the proceeds from the FHLB advances to fund loan demand.

Total deposits increased by $868,916, or 0.19%, to $465,505,820 at December 31, 2006 from $464,636,904 at December 31, 2005. Shareholders’ equity of $48,409,406 resulted in a book value of $11.58 per share based on 4,180,080 shares of common stock outstanding at December 31, 2006, and increase of $0.51 per share, or 4.61%, from a year ago.

As previously announced, a regular quarterly dividend of $0.13 per share is payable on January 31, 2007 to shareholders of record as of January 24, 2007.

On December 15, 2006, NHTB announced that it had entered into a definitive agreement to acquire First Brandon Financial Corporation (OTCBB: FBDN), the holding company for First Brandon National Bank, and thereby expand NHTB’s New Hampshire-based banking franchise into the State of Vermont. First Brandon National Bank operates 4 branches located in Brandon, Pittsford and West Rutland, Vermont and has over $99 million in assets. At the time of the announcement, the transaction was valued at approximately $21.2 million in cash and stock. The acquisition is expected to close in the second quarter of 2007 and is subject to NHTB and FBDN shareholder approval, as well as customary regulatory approvals.

New Hampshire Thrift Bancshares, Inc. (NHTB) is the parent company of Lake Sunapee Bank, fsb, a federally-chartered stock savings bank providing a wide range of banking and financial services through eighteen offices strategically located within the greater Dartmouth-Lake Sunapee-Kearsarge and Monadnock regions of west-central New Hampshire.

New Hampshire Thrift Bancshares, Inc.

Selected Financial Highlights

(unaudited)

	Three Months Ended		Twelve Months Ended
	12/31/06	12/31/05	12/31/06	12/31/05
Interest and Dividend Income	$8,692,805	$7,601,119	$33,630,394	$28,631,026
Interest Expense	4,463,404	2,626,982	15,217,214	8,916,356
Net Interest and Dividend Income	4,229,401	4,974,137	18,413,180	19,714,670
Provision for Loan Losses	70,235	88,500	230,011	88,500
Noninterest Income	1,611,289	1,284,863	5,874,560	4,110,885
Noninterest Expense	4,194,115	3,721,827	16,517,949	14,954,420
Provision for Income Tax	512,779	846,053	2,499,921	3,258,347
Net Income	1,063,561	1,602,620	5,039,859	5,524,288
Earnings Per Common Share, basic	$0.25	$0.38	$1.20	$1.31
Earnings Per Common Share, assuming dilution (1)	$0.25	$0.38	$1.17	$1.29
Dividends Declared (1)	$0.13	$0.13	$0.52	$0.50

	As of 12/31/06	As of 12/31/05
Total Assets	$672,031,030	$650,178,681
Loans receivable, net	494,482,297	465,413,836
Securities	99,062,903	119,302,633
Total Deposits	465,505,820	464,636,904
Federal Home Loan Bank Advances	120,000,000	100,000,000
Subordinated Debentures	20,620,000	20,620,000
Shareholders’ Equity	48,409,406	46,726,549
Book Value of Shares Outstanding	11.58	11.07
Tier I Core Capital to Assets	8.09%	7.80%
Shares Outstanding	4,180,080	4,219,980
Return on Average Assets	0.75%	0.89%
Return on Average Equity	11.04%	13.10%
Non-performing Assets as a % of Total Assets	0.11%	0.04%

(1)	Diluted earnings per share are calculated using the weighted-average number of shares outstanding for the period, including common stock equivalents, as appropriate.

Statements included in this discussion and in future filings by the Company with the Securities and Exchange Commission, in the Company’s press releases, and in oral statements made with the approval of an authorized executive officer, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made. The following important factors, among others, in some cases have affected and in the future could affect the Company’s actual results, and could cause the Company’s actual financial performance to differ materially from that expressed in any forward-looking statement: (1) the Company’s loan portfolio includes loans with a higher risk of loss; (2) if the Company’s allowance for loan losses is not sufficient to cover actual loan losses, earnings could decrease; (3) changes in interest rates could adversely affect the Company’s results of operations and financial condition; the local economy may affect future growth possibilities; (4) the Company depends on its executive officers and key personnel to continue the implementation of its long-term business strategy and could be harmed by the loss of their services; (5) the Company operates in a highly regulated environment, and changes in laws and regulations to which it is subject may adversely affect its results of operations; (6) competition in the Bank’s primary market area may reduce its ability to attract and retain deposits and originate loans; (7) if the Company fails to maintain an effective system of internal control over financial reporting, it may not be able to accurately report financial results or prevent fraud, and, as a result, investors and depositors could lose confidence in the Company’s financial reporting, which could adversely affect its business, the trading price of its stock and its ability to attract additional deposits; (8) the Company’s Certificate of Incorporation and bylaws may prevent a transaction you may favor or limit growth opportunities, which could cause the market price of the Company’s common stock to decline; (9) the Company may not be able to pay dividends in the future in accordance with past practice. The foregoing list should not be construed as exhaustive, and the Company disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events or circumstances.

This press release does not constitute an offer of securities. NHTB and FBDN will file a registration statement, a proxy statement/prospectus and other relevant documents concerning the proposed transaction with the Securities and Exchange Commission (“SEC”). Shareholders of NHTB and FBDN are urged to read the registration statement, the proxy statement/prospectus and all other documents which will be filed with the SEC, and any amendments or supplements to those documents, because they will contain important information which you should consider before making any decision regarding the merger. You will be able to obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about NHTB and FBDN, at the SEC’s web site, http://www.sec.gov, and at their respective web sites, http://www.lakesunbank.com and http://www.fbnb.com.

Copies of the proxy statement/prospectus can be obtained without charge, when available, by directing a request to New Hampshire Thrift Bancshares, Inc., 9 Main Street, PO Box 9, Newport, NH 03773 or to First Brandon Financial Corporation, Two Park Street, Brandon, VT 05733.

NHTB and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of NHTB in connection with the merger. Information about the directors and executive officers of NHTB and their ownership of NHTB common stock is set forth in its proxy statement for its 2006 annual meeting of shareholders, dated April 7, 2006, and filed with the SEC which is available at the NHTB and SEC web sites noted above. Additional information regarding the interests of such participants may be obtained by reading the proxy statement/prospectus when it becomes available.

First Brandon and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of First Brandon in connection with the merger. Information about the directors and executive officers of First Brandon and their ownership of First Brandon common stock, and the interests of such participants, may be obtained by reading the proxy statement/prospectus when it becomes available.